Exhibit 99.1

Quantum Materials Corporation Subsidiary, Solterra Renewable Technologies, Announces the Appointment of Toshi Ando to the Newly Created Position of Senior Director Asian Business Development

TEMPE, Ariz., May 11, 2010 /PRNewswire/ -- Quantum Materials Corporation (OTCBB: QTMM) (formerly Hague Corporation) today announced that its wholly owned subsidiary, Solterra Renewable Technologies, Inc., Has appointed Toshi Ando to the newly created position of Senior Director Asian Business Development, reporting to the CEO.

Based in Fremont California, Mr. Ando will focus on promoting alliances and strategic partnerships for the broader application of Solterra's quantum dot and quantum dot solar cell technologies. His appointment is part of Solterra's strategic focus on establishing a strong and sustainable presence throughout the Asia Pacific Rim regions, with a strong initial focus on both the Chinese and Japanese Markets.

Mr. Ando has worked extensively throughout Asia for more than 25 years, most recently as Director of Strategic Alliances for W&W communications, Inc. of Japan.

Mr. Stephen Squires, CEO of Solterra, commented, "We are very pleased to have Mr. Ando join our Solterra team. He brings with him extensive experience in business development across the Asia Pacific Rim regions. His acute knowledge of this emerging market will greatly assist our company in establishing a presence and developing and growing our market share in these regions.”

About QUANTUM MATERIALS CORPORATION

QUANTUM MATERIALS CORPORATION has a steadfast vision that advanced technology is the solution to global issues related to cost, efficiency and increasing energy usage.  Quantum dot semiconductors enable a new level of performance in a wide array of established consumer and industrial products, including low cost flexible solar cells, low power lighting and displays and biomedical research applications.  Quantum Materials Corporation intends to invigorate these markets through cost reduction by replacing lab-based experiments with volume manufacturing methods to establish a growing line of innovative high performance products.

SOLTERRA RENEWABLE TECHNOLOGIES, INC. is singularly positioned to lead the development of truly sustainable and cost-effective solar technology by introducing a new dimension of cost reduction by replacing silicon wafer-based solar cells with low-cost, highly efficient Quantum Dot-based solar cells.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

For more information, please contact:

Lauren Milner
American Capital Ventures
305.918.7000
www.amcapventures.com